UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY THE LCA-VISION FULL VALUE COMMITTEE
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On January 16, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

Item 1: On January 16, 2009, the Committee issued the following press release:

The LCA-Vision Full Value Committee Files Preliminary Consent Solicitation Statement to Reconstitute the Board of Directors of LCA-Vision Inc.

Seeks to Remove and Replace the Current Board of Directors with Its Five Highly Qualified Director Candidates

Friday January 16, 2009, 12:55 pm EST

CINCINNATI--(BUSINESS WIRE)--The LCA-Vision Full Value Committee (the “Committee”) today reported that it has filed with the Securities and Exchange Commission a preliminary consent statement to undertake a consent solicitation to reconstitute the board of directors of LCA-Vision Inc. (NasdaqGS: LCAV - News) (the “Company” or “LCA-Vision”). The Committee is comprised of Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink, and its members collectively own approximately 11.4% of the Company’s outstanding shares. The Committee includes the founders and former executive management team of LCA-Vision that helped build the Company from the ground up into the industry leader it once was -- Dr. Stephen N. Joffe, Craig P.R. Joffe and Alan H. Buckey.

In today’s filing, the Committee expressed its concern that the Company is experiencing a serious financial and operating crisis. Specifically, the Committee stated that “in a very short period of time, over 90% of the Company’s value has been wiped out under the existing executive management team and Board of Directors.” The Committee’s filing went on to point out that “in the little more than two years since Steven Straus was hired as CEO by the Board of Directors in November 2006, LCA-Vision shares have decreased from $32.71 to $3.12, the closing price on the day before we disclosed our 11.4% position in a filing with the Securities and Exchange Commission.”

The filing also disclosed that the Committee has a plan to put the Company back on the path towards maximizing stockholder value, leveraging the depth of its members’ past experience, both with the Company and in the laser correction industry generally. The Committee reiterated its strong belief that it is in LCA-Vision’s best interest to change the Company’s leadership, both at the CEO and the Board level, by reconstituting the Board with new Directors that have the right mix of skills and experience to maximize the Company’s value for the benefit of all stockholders.

The Committee’s nominees to replace the existing Board members include:

Stephen N. Joffe, MD, FACS, age 66, is the founder and former Chairman and Chief Executive Officer of LCA-Vision, where he served as Chairman and CEO for over a decade. He was the founder of LCA-Vision’s corporate predecessor, Laser Centers of America, Inc., and served as its Chairman of the Board and Chief Executive Officer from its formation in 1985 until its merger into LCA-Vision in 1995. In 1983, Stephen Joffe also founded and served as Chairman of Surgical Laser Technologies, Inc. until 1989. He is presently the Chief Executive Officer of the Hearing Foundation, Inc., a hearing company, and Co-Founder of Joffe MediCenter LLC, a healthcare services company. In addition Dr. Joffe is an Esteemed Quondam Professor of Surgery at the University of Cincinnati Medical Center, an honor he has held since 1990. He has held other medical faculty appointments at the Universities of London, Glasgow and Cincinnati and fellowships in the American College of Surgeons and the Royal College of Surgeons in Edinburgh and Glasgow. He has published 170 articles in peer-reviewed and scientific journals and authored 35 chapters for medical books as well as written and edited several books on lasers and their application to medicine and surgery.

Jason Mogel, age 37, is a partner with Spears & Imes LLP in New York, New York. Previously, Mr. Mogel served as an Assistant Attorney General for the State of Alaska from 2001 to 2004. Mr. Mogel has extensive experience in complex litigation, risk assessment and corporate governance. He holds a B.A. from Brandeis University, where he graduated magna cum laude, and a J.D. from The Harvard Law School, where he graduated cum laude.

Robert Probst, age 57, is the Dean of the College of Design, Architecture, Art, and Planning of the University of Cincinnati. Prior to being appointed Dean of DAAP in July 2008, Mr. Probst served as Director of the School of Design since 2001, in addition to his responsibilities as a professor of Graphic Design. Mr. Probst also served as a principal at Firehouse Design Team from 1993 to 2006, and was a partner at Schenker, Probst, Barensfeld from 1981 to 1993. Mr. Probst has served on the Board of Directors of the International Society for Environmental Graphic Design, and as President of its Education Foundation. In 1997, Mr. Probst was elected member of the Alliance Graphique Internationale.

Edward J. VonderBrink, age 64, is the owner of VonderBrink Consulting LLC, which provides consulting services to closely-held businesses with an emphasis on strategy, business systems and processes and financial and succession planning. He holds an active CPA license. Previously, he served as Director of the Entrepreneurial Center at Xavier University from 2000 to 2004. Prior to that, Mr. VonderBrink served in varying capacities during a 33 year career at Grant Thornton LLP, including Managing Partner. Mr. VonderBrink serves on the Board of Directors of Streamline Health Solutions (NASDAQ: STRM - News) and on the board of advisors of several closely-held businesses.

Robert H. Weisman, age 67, is the President of Great Water Partners LLC, a boutique investment bank supporting emerging growth and middle market companies. Prior to joining Great Water Capital Partners in 2001, he served as Managing Director of McDonald Investments (now KeyBank) and as Managing Director of Dain Rauscher (now RBC Capital Markets). Mr. Weisman began his career as an attorney with Milbank, Tweed, Hadley & McCloy in New York. Mr. Weisman received his B.A. with Honors in Economics from Cornell University, his J.D. from The Harvard Law School, and was a Fulbright Scholar at the University of Melbourne in Australia.

                Item 2: On January 16, 2009, the following news story ran in the Business Courier of Cincinnati:

Money flows for LCA board, if not shareholders

While shareholder wealth evaporated in the last two years, board pay soared at LCA-Vision Inc., bringing a new round of criticism from dissident shareholders who last fall acquired an 11 percent stake in the company.

Regulatory filings indicate non-employee directors of LCA-Vision revised their compensation in June 2006, doubling annual fees to $40,000 in cash and unrestricted stock and introducing an annual restricted-stock award worth up to $75,000.  Chairman E. Anthony Woods was paid nearly $800,000 for his board service in the last two years.  While 2008 pay hasn’t been disclosed yet, filings indicate Woods’ chairman fees increased to $125,000 per quarter in 2008.

“We believe this is a story of excessive board and management compensation in the context of a company in which performance has been abysmal.  Directors have enriched themselves while shareholders, physicians and employees have suffered,” said Craig Joffe, a former executive with LCA and the son of its founder, Dr. Stephen Joffe.

The Joffes have pushed for board seats and management positions at LCA.  Company officials have urged shareholders to support their own “prudent and achievable strategic plan to return the company to profitability.”  The board passed a “stockholder rights plan” in November to make it harder to take control of the company.

Calls placed to board members Woods, John Gutfreund and William Bahl were not returned.  An LCA spokesman did not respond to an e-mail request for information about board pay.

Regulatory filings and an internal e-mail obtained by the Business Courier indicate LCA-Vision’s board was revising its compensation policies in spring 2006, when LCA’s stock price hit an all-time high of $58 per share.  Bahl indicated his exuberance over the future when he urged members of the compensation committee to “think big” on “board comp” in the March 2006 e-mail.  The message was punctuated by three exclamation points and two smiley-face symbols.

LCA-Vision executives could not be reached for comment.

HOW PAY COMPARES

The company’s total compensation for non-employee directors in 2007 reached.  $832,000, a 10-fold increase over 2005.  That’s nearly double what the board makes at TLC Vision Corp., a rival surgical company about one-tenth the size of LCA-Vision in sales and market capitalization.

Two of LCA’s directors, Woods and Bahl, also serve as directors for Cincinnati Financial Corp., which paid 13 directors an average of $101,000 in 2007.  LCA’s average board pay was $138,000.  With a market cap of  $4.3 billion, Cincinnati Financial is about 45 times larger than LCA.

But the comparison that matters most is board pay to shareholder return, said Neil Minow, editor and co-founder of the Corporate Library, which tracks compensation and rates companies on corporate governance.

“If pay goes up while performance goes down, that’s a bad sign,” said Minow, who criticized LCA’s board as “very small.”

Minow declined to take sides in the ongoing dispute between Joffe and the management team that replaced him, but she said directors will have to respond in greater detail than they have.

“The insiders are going to have to come up with a better strategy than circling the wagons,” she said.  “They have to make a very strong case to shareholders that they can do better.”

[TABLE APPEARING IN ARTICLE]

MONEY MAKERS

2007 compensation for the LCA-Vision Inc. board of directors

	Cash	Stock awards	Other	Total
E. Anthony Woods (chairman)	$120,000	$195,978		$315,978
William Bahl	$25,000	$70,982		$95,982
Thomas Cody	$25,000	$70,982		$95,982
John Gutfreund	$20,000	$70,982		$90,982
John Hassan	$30,000	$70,982		$100,982
David Whiting	$0	$22,381	$110,000	$132,381

Source: Annual proxy statement to shareholders

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On January 16, 2009, The LCA-Vision Full Value Committee made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888) 750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

For The LCA-Vision Full Value Committee
and Stephen N. Joffe
Lisa Blaker, 513-600-1867